VolitionRx Limited Announces First Quarter 2020 Financial Results and Business Update

Conference call to discuss financial and operational results scheduled for

Friday, May 8 at 8:30 a.m. U.S. Eastern Time

AUSTIN, Texas, May 7, 2020 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”) today announced financial results and a business update for the first quarter ended March 31, 2020. Volition management will host a conference call tomorrow, May 8 at 8:30 a.m. U.S. Eastern Time to discuss these results. Conference call details may be found below.

Cameron Reynolds, President and Chief Executive Officer of Volition, upon releasing these results commented, “During the first quarter, we, together with our collaborators, have made very strong progress, particularly in assay and platform development, with our Nu.QTM Capture program and epigenetic toolkit, Nu.QTM Vet in collaboration with Texas A&M University and, at the start of the year with the acquisition of the epigenetics reagents company, Octamer GmbH. Our team has done an amazing job completing all these milestones in these difficult times.”

An interview with Cameron Reynolds, President and Chief Executive Officer.

https://youtu.be/3AdkLzbRdeA

Mr. Reynolds added, “We have responded quickly to the COVID-19 pandemic and have a number of clinical trials underway to investigate how Nu.QTM might be clinically useful as either a diagnostic or prognostic tool for COVID-19. I am delighted to announce exciting preliminary results from our first study today and look forward to providing more details throughout this quarter. This work yet again shows the diverse potential of our Nu.QTM platform.”

Company Highlights

Clinical – COVID-19

•A proof of concept study involving 34 polymerase chain reaction (PCR) COVID-19 positive subjects and 50 control subjects revealed that nucleosomes were highly elevated in the PCR positive subjects.

•Preliminary study results demonstrated an Area Under the Curve (AUC) for a single Nu.QTM assay of 98.7% for PCR positive COVID versus control subjects with a sensitivity of 100% at 94% specificity.

•A second Nu.QTM assay also showed promising results with an AUC of 86.2%.

•Volition plans to utilise results of this trial and other ongoing studies to further its aim of developing a clinically useful product to help in the battle against the COVID-19 global pandemic and potentially other diseases.

Clinical – Veterinary

•In a proof of concept study conducted by Texas A&M University, a single Nu.QTM Vet assay detected almost 70% of both Canine Hemangiosarcoma and Canine Lymphoma with AUCs of 84.5% and 83.1% cancer versus healthy, respectively, at a specificity of 90%. These two cancers alone represent almost a third of all canine cancers.

•Based on the results of this study, Volition plans to move forward with other Nu.QTM Vet assays in its pipeline, and with the larger range of cohorts and trials that it has collected and planned.

Abstract Publications

•Three of Volition’s abstracts have been accepted for publication by ASCO (American Society of Clinical Oncology) and are expected to be publicly released on Wednesday, May 13.

Assay Development

•Volition has completely re-engineered its Nu.QTM assays to now use a magnetic particle-based assay format leading to a step-change improvement in analytical performance which Volition expects to translate into improved clinical performance.

•Volition reached its target of eight assays being finalized by the end of the first quarter with respect to its fully-automated magnetic bead-based chemiluminescent format. Studies are now ongoing for colorectal cancer, lung cancer and blood cancer with data read outs expected by the end of the second quarter.

•Volition signed a contract with Shanghai Fosun Long March Medical Science Co., Ltd (“Fosun Long March”), China, to further develop our Nu.QTM magnetic particle-based assays for use on Fosun’s open-access platform LUMIART-II Automated Chemiluminescence Immunoassay System. The agreement also allows for the parties to negotiate an exclusive licensing agreement for Fosun Long March to distribute Volition’s Nu.QTM tests for the LUMIART System in China.

Epigenetic Toolbox

•Volition has developed and is seeking patents on its novel Nu.QTM Capture-based epigenetic tools.  Volition is using these tools to expand diagnostic developments that focus on circulating DNA fragment analysis, leading to a broader and potentially more powerful investigation of the epigenetic status of a patient’s circulating chromosome fragments, in addition to its ongoing work with its assay-based format in a range of cancers. Volition expects additional data on this in the coming months.

Organization

•Volition completed the acquisition of its epigenetics reagents subsidiary, Octamer GmbH (renamed Volition Germany GmbH), in the first quarter of 2020.

•In connection with the acquisition of Octamer, Volition expanded its Scientific Advisory Board to include Dr. Adrian Schomburg, one of the world’s leading experts on nucleosomes and founder and CEO of Octamer.

Financial

•Cash and cash equivalents as of March 31, 2020 totalled approximately $12 million.

Upcoming Milestones

Volition expects to achieve the following milestones during 2020 and beyond:

•Release a range of clinical data from COVID-19 studies currently underway.

•Release a range of clinical data with its new optimised bead-based assays in colorectal, lung and other cancers.

•Advance its previously announced large-scale colorectal and lung cancer trials in Europe, Asia and the U.S.

•Advance the development of Nu.QTM Capture by determining the level of discrimination of tumor associated nucleosomes using mass spectrometry and/or sequencing.

•Announce patient data demonstrating the wide utility of its epigenetic toolbox.

•Complete further clinical studies for Nu.QTM Vet with the aim of launching its first product in 2020.

•Publish several abstracts and peer reviewed scientific papers with clinical results as well as showing the robustness and utility of its Nu.QTM platform.

Mr. Reynolds concluded, “We are extremely proud of the accomplishments we have achieved thus far. I thank the dedicated Volition team for their tireless efforts especially given the challenging circumstances we all face during the COVID-19 pandemic. I, along with the rest of the Board and indeed the whole company, look forward to sharing the results of key studies over the coming year.”

As a result of the COVID-19 pandemic during the first quarter of 2020, Volition implemented contingency planning to protect the health and well-being of its employees, with most employees working remotely where possible. Its laboratory in Belgium has remained open with the attendance of its dedicated laboratory technicians who have kept its research and development work on track with Volition’s expectations. Many of its small and medium sized studies have already been collected and their samples stored at its onsite biobank so the trial work underway and planned for the first half of 2020 is still tracking expectations. Regarding its large-scale studies, both the colorectal cancer and lung cancer studies underway in Taiwan are still ongoing with collection, however the study collection in the U.S. with the EDRN has been paused during the pandemic. The overall timing impact of the EDRN collection pause on the study is unknown at this stage, however, Volition will provide an update once the study re-commences.

For further details please contact mediarelations@volition.com

VolitionRx Limited First Quarter 2020 Earnings

and Business Update Conference Call

Date: Friday, May 8, 2020

Time: 8:30 a.m. Eastern time

U.S. & Canada Dial-in: 1-877-407-9716 (toll free)

U.K. Dial-in: 0 800 756 3429 (toll free)

Toll/International: 1-201-493-6779

Conference ID: 13703451

Cameron Reynolds, President and Chief Executive Officer of Volition, will host the call along with David Vanston, Chief Financial Officer and Scott Powell, Executive Vice President, Investor Relations.

A live audio webcast of the conference call will also be available on the investor relations page of Volition's corporate website at http://ir.volition.com. In addition, a telephone replay of the call will be available until May 22, 2020. The replay dial-in numbers are 1-844-512-2921 (toll-free) in the U.S. and Canada and 1-412-317-6671 (toll) internationally. Please use replay pin number 13703451.

About Volition

Volition is a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of NucleosomicsTM, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics but also has a subsidiary focused on animal diagnostics.

Volition's research and development activities are centered in Belgium, with additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic products to market.

For more information about Volition, visit Volition's website volition.com or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Batchelor, Volition mediarelations@volition.com +44 (0)7557 774620	Scott Powell, Volition investorrelations@volition.com +1 (646) 650 1351
Jen Lewis, Pegasus jen.lewis@thisispegasus.co.uk +44 (0)7809 867943	Joseph Green, Edison Advisors jgreen@edisongroup.com +1 (646) 653 7030

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to the timing, completion and delivery of data from clinical studies, the effectiveness of Volition’s blood-based diagnostic and prognostic tests as well as Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases as well as serving as a diagnostic or prognostic tool for COVID-19. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. For instance, if Volition fails to develop and commercialize diagnostic or prognostic products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic or prognostic products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

NucleosomicsTM and Nu.QTM and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners. Additionally, unless otherwise specified, all references to “$” refer to the legal currency of the United States of America.